Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	April 1, 2013
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES

EILEEN C. MCDONNELL APPOINTED TO BOARD OF DIRECTORS

KING OF PRUSSIA, PA — Universal Health Services, Inc. (NYSE: UHS) announced today that Eileen C. McDonnell has been appointed to its Board of Directors. Ms. McDonnell becomes the seventh member of the Board of Directors.

Ms. McDonnell currently serves as President and Chief Executive Officer of The Penn Mutual Life Insurance Company since her appointment to that position in February, 2011. She joined Penn Mutual in 2008 and previously served as President of the company. Ms. McDonnell was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company.

Alan B. Miller, Chief Executive Officer and Chairman of the Board of UHS said “Eileen McDonnell’s varied experience in business, including her current role as a chief executive officer, will enable her to make a valuable contribution to our Board”.

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico and the U.S. Virgin Islands. For additional information on the Company, visit our web site: http://www.uhsinc.com.